EXHIBIT 99.1

March 24, 2004

Media:	John Sousa or David Byford
(713) 767-5800

Analysts:	Katie Pipkin or Hillarie Bloxom
(713) 507-6466

DYNEGY ANNOUNCES CHAIRMAN AND LEAD DIRECTOR APPOINTMENTS

•	President, Chief Executive Officer and Dynegy Director Bruce A. Williamson to be elected Chairman of the Board; Non-executive Chairman Daniel L. Dienstbier to retire in May

•	Board member Patricia A. Hammick to be named Lead Director

HOUSTON (March 24, 2004) – Dynegy Inc. (NYSE: DYN) today announced that its Board of Directors has decided to elect President, Chief Executive Officer and Director Bruce A. Williamson as Chairman of the Board. Mr. Williamson will replace Dynegy’s non-executive Chairman of the Board, Daniel L. Dienstbier, who has announced his retirement and will not seek re-election at the Annual Meeting of Shareholders on May 20.

Consistent with Dynegy’s pursuit of best practices in corporate governance and its commitment to ensure that the Board operates independently of management, the Board of Directors has also decided to name Dynegy Director Patricia A. Hammick as Lead Director, concurrent with Mr. Williamson’s election to the Chairman position. The Board intends to name Mr. Williamson and Ms. Hammick to these positions following the annual meeting, should the company’s shareholders re-elect them to serve as Directors for another year.

Mr. Williamson, 44, has served as President and Chief Executive Officer and as a Director of Dynegy since October 2002. In the broader role of Chairman, Mr. Williamson will provide leadership to the Board and its committees.

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DYNEGY ANNOUNCES CHAIRMAN AND

LEAD DIRECTOR APPOINTMENTS

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“The Board’s unanimous decision to elect Bruce to this important position reflects our confidence in his abilities and the strength of our corporate governance structure,” Mr. Dienstbier said. “Under Bruce’s leadership, Dynegy has made outstanding progress in our self-restructuring plan, established a track record of delivering results, improved its capital structure and restored confidence and credibility with investors and the public. He will bring to the Chairman role the highest level of integrity, proven leadership capabilities and a strong commitment to create value for our investors.”

Ms. Hammick, 57, was elected to the Board in April 2003. She has more than 25 years of energy industry experience, including management positions with Gulf Oil Exploration and Production, the National Gas Supply Association and Columbia Energy Group. In the new role of Lead Director, Ms. Hammick will preside over the regular executive sessions of Dynegy’s independent Directors. She will also provide advice and counsel to the Chairman, work with the Chairman in developing Board meeting agendas and act as a liaison between the Board and the Chairman.

“Pat is a strong leader, a valuable asset to the Board and an instrumental contributor in the areas of compliance and corporate governance. Her extensive industry background also makes her the right choice for this role,” Mr. Dienstbier said. “The Board will benefit from Pat’s continued guidance and leadership.”

Mr. Dienstbier, 63, has served as non-executive Chairman of the Board since October 2002 and as a Dynegy Director since 1995. He also served as interim Chief Executive Officer of Dynegy from May 2002 until Mr. Williamson’s election in October 2002, directing the initial phase of Dynegy’s self-restructuring plan. Mr. Dienstbier has planned his retirement since last year to provide for a less rigorous schedule and more time to devote to his family and a variety of interests.

“Dan provided invaluable counsel to our Board and the management team throughout the years and helped guide our company through some challenging times,” Mr. Williamson said. “Dan served the company with the highest standards of ethics and professionalism, and Dynegy is fortunate to have benefited from his experience and expertise for nearly a decade.”

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DYNEGY ANNOUNCES CHAIRMAN AND

LEAD DIRECTOR APPOINTMENTS

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Dynegy Inc. provides electricity, natural gas, and natural gas liquids to customers throughout the United States. Through its energy businesses, the company owns and operates a diverse portfolio of assets, including power plants totaling more than 12,700 megawatts of net generating capacity, gas processing plants that process approximately two billion cubic feet of natural gas per day and nearly 38,000 miles of electric transmission and distribution lines.

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Certain statements included in this news release are intended as “forward-looking statements.” These statements include assumptions, expectations, predictions, intentions or beliefs about future events, particularly the election of Mr. Williamson as Chairman of the Board and the appointment of Ms. Hammick as Lead Director. Dynegy cautions that actual future results may vary materially from those expressed or implied in any forward-looking statements. One key factor that could cause actual results to vary materially from those expressed or implied is the shareholders’ election of the current nominees to Dynegy’s Board of Directors at the annual meeting. More information about the risks and uncertainties relating to these forward-looking statements are found in Dynegy’s SEC filings, including its Annual Report on Form 10-K for the year ended December 31, 2003, which are available free of charge on the SEC’s web site at http://www.sec.gov.